STEADYLAW GROUP, LLP
6151 Fairmount Ave. Ste. 201
San Diego, CA 92120
Telephone (619) 399-3090
Telecopier (619) 330-1888

November 20, 2006

Ethos Environmental, Inc.
7015 Alamitos Avenue
San Diego, CA 92154

    Re:     Ethos Environmental, Inc.
        Registration Statement of Form S-8

Ladies and Gentlemen:

This opinion is furnished to you in connection with a registration statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of 3,500,000 shares of common stock, par value $0.001 per share (the “Shares”), of Ethos Environmental, Inc., a Nevada corporation (the “Company”) to be issued pursuant to the Company’s 2006 Stock Incentive Plan (the “Plan”).

We have acted as counsel for the Company in connection with the Registration Statement and the Plan. In rendering the opinion set forth below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

The law covered by this opinion is limited to the Nevada Revised Statutes.

Based on and subject to the foregoing, it is our opinion that, when issued and sold in accordance with the terms of the Plan, the Shares will be duly authorized, validly issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement. In giving this opinion, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ SteadyLaw Group, LLP